EXHIBIT 3.28

AMENDED AND RESTATED BYLAWS

OF

STEEL OF WEST VIRGINIA, INC.

ARTICLE I—PRINCIPAL PLACE OF BUSINESS

The principal place of business of Steel of West Virginia, Inc. (the “Corporation”) shall be in the City of Huntington, West Virginia.  The Corporation may have other offices and places of business within and without West Virginia as shall be determined by the Board of Directors.

ARTICLE II—MEETINGS OF STOCKHOLDERS

The annual meeting of the stockholders of the Corporation shall be held at such place and time as may be fixed by the Board of Directors.  The holders of a majority of the outstanding stock of the Corporation will, if present in person or by proxy and authorized to vote at the meeting, constitute a quorum, and the majority voting on any question shall decide it unless otherwise provided by law or the Articles of Incorporation.

ARTICLE III—BOARD OF DIRECTORS

Section 3.1  General Powers.  The affairs of the Corporation shall be managed by its Board of Directors.

Section 3.2  Number.  The Board of Directors of the Corporation shall consist of not less than one (1) nor more than seven (7) members, the exact number of which shall be determined from time to time by the Board of Directors or the stockholders.

Section 3.3  Election, Tenure and Removal.  Directors shall be elected at the annual meeting of the shareholders to serve for one year, or until the qualification of his or her successor.  Any vacancy occurring in the board, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board.  A director may be removed from office at a meeting of the Board of Directors called for that purpose, with or without cause, by such vote as would suffice for his election.

Section 3.4  Annual and Regular Meetings.  An annual meeting of the Board of Directors, which shall be considered a regular meeting, shall be held immediately following each annual meeting of stockholders, for the purpose of electing officers and carrying on such other business as may properly come before the meeting.  The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings.  Regular meetings shall be held at such times and such places, within or without the State of West Virginia, as the Chairman, the President or the Board of Directors shall designate from time to time.  If no place is designated, regular meetings shall be held at the principal office of Roanoke Electric Steel Corporation in Roanoke, Virginia.

Section 3.5  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman, the President, or a majority of the directors of the Corporation, and shall be held at such times and at such places, within or without the State of West Virginia, as the person or persons calling the meetings shall designate.  If no place is designated, it shall be held at the principal office of Roanoke Electric Steel Corporation in Roanoke, Virginia.

Section 3.6  Notice of Meetings.  No notice need be given of regular meetings of the Board of Directors.

Notices of special meetings of the Board of Directors shall be given to each director in person or delivered to his residence or business address (or such other place as he may direct in writing) not less than twenty-four (24) hours before the meeting by mail, messenger, telecopy, electronic mail transmission, or other means of written communication or by telephoning such notice to him.  Any such notice shall set forth the time and place of the meeting and state the purpose for which it is called.

Section 3.7  Waiver of Notice; Attendance at Meeting.  A director may waive any notice required by law, the Articles of Incorporation, or these Bylaws before or after the date and time stated in the notice, and such waiver shall be equivalent to the giving of such notice.  Except as provided in the next paragraph of this section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or the corporate records.

A director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 3.8  Quorum; Manner of Acting.  A majority of the number of directors shall constitute a quorum for the transaction of business.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) he objects at the beginning of the meeting, or promptly upon his arrival, to holding it or transacting specified business at the meeting, or (ii) he votes against, or abstains from, the action taken.

Section 3.9  Acting Without a Meeting.  Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all of the members of the Board.  The action shall be evidenced by one or more written consents stating the action taken, signed by each director either before or after the action taken, and included in the minutes or filed with the corporate records reflecting the action taken.  Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein provided the consent states the date of execution by the director.

Section 3.10  Telephonic Meetings.  The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE IV—COMMITTEES OF DIRECTORS

Section 4.1  Committees.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Unless otherwise provided in these Bylaws, each committee shall have two or more members to serve at the pleasure of the Board of Directors.  The creation of a committee and appointment of members to it shall be approved by the number of directors required to take action under Section 3.8 of these Bylaws.

Section 4.2  Committee Meetings, Miscellaneous.  The provisions of these Bylaws which govern the meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees of directors and their members as well.

ARTICLE V—OFFICERS

Section 5.1  Number.  The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary, a Treasurer, and, in the discretion of the Board of Directors, one or more Vice Presidents and such other officers as may be deemed necessary or appropriate to carry out the business of the Corporation.  Any two or more offices may be held by the same person.

Section 5.2  Election, Tenure and Removal.  All officers shall be elected annually by the Board of Directors and serve at the pleasure of the Board.  An officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby.

Section 5.3  Responsibilities.  Unless otherwise provided by the Board of Directors, the Chairman shall be the Chief Executive Officer of the Corporation.  He and the other officers shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be delegated to them from time to time by the Board of Directors.  The Chief Executive Officer, if he is present, shall be chairman of all meetings of the stockholders and the Board of Directors.

ARTICLE VI—BOOKS AND RECORDS

The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its Board of Directors.  Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

ARTICLE VII—SEAL

The Board of Directors may authorize the use of a corporate seal, but failure to use the seal shall not affect the validity of any instrument.  The use of a facsimile of a seal, or the affixing of a scroll by way of a seal or the execution of a document containing words importing a sealed document shall be of the same force as if actually sealed by physically affixing an impression of a seal.

ARTICLE VIII—DEPOSITORY

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may select.

ARTICLE IX—CERTIFICATES

Section 9.1  Form.  Shares of stock the Corporation shall, when fully paid, be evidenced by certificates containing such information as is required by law and approved by the Board of Directors.  Certificates shall be signed by the President or Chairman of the Board and the Secretary or any Assistant Secretary and may (but need not) be sealed with the seal of the Corporation.  The seal of the Corporation and any or all signatures on a stock certificate may be facsimile.  If any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued it may be issued by the Corporation with the same effect as if he were such officer on the date of issue.

Section 9.2  Transfer.  The Board of Directors may make rules and regulations concerning the issue, registration and transfer of certificates representing the shares of the Corporation.  Transfers of shares and of the certificates representing such shares shall be made upon the books of the Corporation by surrender of the certificates representing such shares accompanied by written assignments given by the owners or their attorneys-in-fact.

Section 9.3  Lost or Destroyed Certificates.  The Corporation may issue a new certificate in the place of any certificate theretofore issued which is alleged to have been lost or destroyed and may require the owner of such certificate, or his legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any new certificate.

ARTICLE X—AMENDMENT

These Bylaws may be amended or repealed, and new Bylaws may be made by the Board or by the stockholders as provided herein and as permitted by law.